Exhibit 99.2

Meta Financial Group, Inc.® Names Brad Hanson CEO

J. Tyler Haahr Steps Down as CEO; Remains Chairman Through Upcoming Annual Meeting of Stockholders

SIOUX FALLS, S.D., Oct. 30, 2018 (GLOBENEWSWIRE) – Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) today announced that its Board of Directors has appointed Brad Hanson, currently President of Meta Financial Group, MetaBank and Meta Payment Systems, to the additional role of Chief Executive Officer, effective today. Hanson will also remain on the Meta Board. Hanson replaces J. Tyler Haahr, who has stepped down as Chief Executive Officer. It is expected that Haahr will remain Chairman of the Board and an employee through the Company’s Annual Meeting of Stockholders expected to be held in January 2019. Frederick V. Moore, currently Lead Director and Vice Chairman, has been appointed to serve as Chairman effective following the date of the Annual Meeting.

“Brad is a key architect of Meta’s success and a proven leader in the financial services industry. Under his leadership, Meta will continue to build on the Company’s recent accomplishments and leverage its strong platform in the years ahead,” said Moore. “Following the successful completion of the transformative Crestmark acquisition, Tyler and the Board have mutually determined that now is the right time for a new leader to guide Meta going forward. Because of the depth of our management team, we are confident Meta will continue its growth momentum and deliver value for shareholders under Brad’s leadership.”

Moore continued, “On behalf of the Board and the entire Meta team, I want to thank Tyler for his service and many contributions to the Company. Under Tyler’s leadership, Meta has experienced tremendous growth, strengthened its platform through innovation and diversification, and delivered significant value for shareholders.”

“I am honored to have the opportunity to continue to serve our Company in this new role and gratified by the Board’s confidence in me,” said Hanson. “I am excited to lead our talented team as we continue to execute on our strategic initiatives. Given Meta’s strong financial position and diverse and growing suite of products and services, I am confident we are well-positioned to create an even better future for our employees, partners, customers and shareholders.”

Haahr said, “It has been an honor to lead this great Company over the past 13 years and to be a part of its growth story for more than 20 years. I am proud to have played a role in taking good care of our employees and customers, and advancing our vision of financial inclusion for everyone. I look forward to assisting Brad and the Board during this transition and watching Meta continue to thrive for decades to come.”

Brad Hanson Biography

Hanson has served as a director of Meta since 2005, and currently serves as President of Meta Financial Group, MetaBank and Meta Payment Systems. Hanson joined Meta in 2004 and founded the Company’s Meta Payment Systems division. Prior to joining Meta, Hanson was senior vice president at BankFirst. Hanson has more than 25 years of experience in financial services, including numerous banking, card industry and technology-related capacities. During his career, Hanson has played a significant role in the development of the prepaid card industry.

Conference Call

The Company will host a conference call and webcast at 4:00 p.m. CDT (5:00 p.m. EDT) today to discuss this announcement as well as its fourth quarter and full year results. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 1367877 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

About Meta Financial Group, Inc.®

Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank®. Founded in 1954, Meta has grown to operate in several different financial sectors: payments, tax services, national commercial lending, community banking, national consumer lending and insurance premium financing. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and acquiring complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Forward Looking Statements

This Press Release includes statements which may constitute forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expectations with respect to the Company’s growth, shareholder return and relationships with Meta’s employees, partners, customers and shareholders. The accuracy of these statements are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Various factors could cause actual results to differ materially from those expressed or implied herein, including the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

Investor Relations Contact:

Brittany Kelley Elsasser

Director of Investor Relations

605-362-2423

bkelley@metabank.com

Media Contact:

Bryan Locke/Jenny Gore/Jacob Crows

Sard Verbinnen & Co

312-895-4700

MetaFinancial-SVC@sardverb.com